Exhibit 24(b)(8.41) Amendment No. 6 to the Selling and Services Agreement

This Amendment No. 6 to the Selling and Services Agreement (the “Amendment”) is entered into and effective as of August 31, 2008, by and among each of the investment companies comprising the Lord Abbett
Family of Funds, whether existing at the date of this Agreement or established subsequent thereto, including each separate investment portfolio (each a “Fund,” and collectively, the “Funds”), Lord Abbett Distributor LLC (the
“Distributor”), Lord, Abbett & Co. LLC, (“Adviser”), ING Life Insurance and Annuity Company (“ING Life”),
and ING Financial Advisers, LLC (“ING Financial”) (ING Life and ING Financial collectively referred to as
“Service Provider”).

WHEREAS, the Funds, Distributor, Adviser and Service Provider (each a “Party,” and collectively, the
“Parties”) have entered into a Selling and Services Agreement (“the Agreement”) dated as of March 1, 2001, and amended as of July 25, 2002, September 26, 2003, September 1, 2004, October 1, 2007 and August 12, 2008 under which shares of the Funds may be offered to Plans for which ING Life provides recordkeeping and other administrative services; and

WHEREAS, the parties now desire to amend the Agreement to rename a Fund share class available for investment and to replace the existing fee exhibit.

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree to amend the Agreement as follows:

1.	The Agreement shall be deemed to be amended to the extent necessary to: (a) reflect the name change of
Class Y shares of the Funds to Class I shares; and (b) replace Exhibit A to the Agreement in its entirety with attached new Exhibit A.

2.	In the event of any inconsistencies between the Agreement and this Amendment, the terms of this
Amendment shall govern. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be entered into as of date first above written.

THE LORD ABBETT FAMILY OF FUNDS	ING LIFE INSURANCE AND ANNUITY COMPANY

/s/ Lawrence H. Kaplan	/s/ Lisa S. Gilarde
Lawrence H. Kaplan	Lisa S. Gilarde
Vice President and Secretary	Vice President

LORD ABBETT DISTRIBUTOR LLC	ING FINANCIAL ADVISERS, LLC
By: Lord, Abbett & Co. LLC, its
Managing Member

/s/ Lawrence H. Kaplan	/s/ David A. Kelsey
Lawrence H. Kaplan	David A. Kelsey
Member	Vice President

LORD ABBETT & CO. LLC

/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member

EXHIBIT A

Series and Classes which may be offered to Plans through ING pursuant to the Selling and Services Agreement dated as of March 1, 2001, as amended by Amendment No. 1 to the Selling and Services Agreement dated as of
July 25, 2002, by Amendment No. 2 to the Selling and Services Agreement dated as of September 26th, 2003, by
Amendment No. 3 to the Selling and Services Agreement effective as of September 1, 2004, by Amendment to
Agreement effective as of October 1, 2007 and by Amendment No. 5 to the Selling and Services Agreement
effective as of August 12, 2008 (“Selling and Services Agreement”).

The term “Fund” or collectively “Funds” as used generally in the Selling and Services Agreement, unless otherwise defined, means each of the investment companies comprising the Lord Abbett Family of Funds, including each separate investment portfolio, whether existing at the date of the Selling and Services Agreement or established subsequent thereto.

Fund Share Class and Funds	Administrative Fee Rate
Class A shares of Funds	____% of the average daily net asset value on an
annual basis
Class P shares of Funds*	____% of the average daily net asset value on an
annual basis
Class I shares of Funds	____% of the average daily net asset value on an
annual basis
Class R2 shares of Funds	____% of the average daily net asset value on an
annual basis
Class R3 shares of Funds	____% of the average daily net asset value on an
annual basis

*Class P are closed to new Plans